Exhibit (p)(37)
SCOUT CODE OF ETHICS
I. GENERAL PROVISIONS
This Code of Ethics has been adopted by Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”), Scout Distributors (“SDL”) (together referred to as “Scout”) and the Scout Funds with the objectives of deterring wrongdoing and (1) providing standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) promoting full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm files with the Securities and Exchange Commission and in other public communications made by Scout, (3) promoting compliance with applicable governmental laws, rules and regulations, (4) facilitating prompt internal reporting of violations of this Code of Ethics, and (5) providing accountability for adherence to this Code of Ethics.
This Code of Ethics applies to all Supervised Persons. A Supervised Persons means any Scout partner, officer, director (or other person occupying a similar status or performing functions similar to any of those persons), or employee, or any other persons who provide advice on behalf of Scout and who are subject to Scout’s supervision and control.
All Supervised Persons have a duty and requirement to:
•	Place the clients’ interests first;
•	Conduct all personal transactions in accordance with this Code of Ethics and in compliance with applicable laws and regulations;
•	Avoid actual or potential conflicts of interest (or when this is not possible, fully disclose them to the client) or any abuse of their position of trust and responsibility and not take inappropriate advantage of their position;
•	Maintain the confidentiality of the identity of security holdings and financial circumstances of clients;
•	Maintain their independence in the investment decision-making process applicable to the degree they participate in the investment decision-making process;
•	Comply with applicable federal securities laws; and
•	Report any violations of this to the Chief Compliance Officer.
Implementation and interpretation of this Code are the primary responsibilities of the Chief Compliance Officer. In administering these responsibilities, the Chief Compliance Officer may consult with Scout management as appropriate regarding violations of the Code and in applying penalties as identified on Appendix A – Schedule of Potential Penalties. Any alleged violations of this Code must be reported to the Chief Compliance Officer. Scout may take disciplinary action and/or impose sanctions including, but not limited to, termination of employment, suspension, imposition of a fine, revocation of personal trading privileges and/or disgorgement of profits resulting from the violation. Financial penalties for noncompliance will be contributed to a charitable foundation or to a charity. Additional consequences for noncompliance and actions are not limited to the penalties listed depending upon the circumstances of noncompliance. Furthermore, violations of the Code of Ethics may also be violations of the law and may result in civil and/or criminal penalties.

The Chief Compliance Officer will take reasonable means to protect the privacy of personal information collected in implementing the Code of Ethics. If a violation occurs or a matter is in need of resolution, only the minimum information as determined by the Chief Compliance Officer will be disclosed as needed to communicate or facilitate consideration with appropriate individuals of any matter under this Code of Ethics. Information may also be disclosed to the extent necessary to implement and enforce the provisions of this Code of Ethics or to respond to appropriate requests.
II. STANDARDS OF BUSINESS CONDUCT
Conflicts of Interest
All Supervised Persons have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their clients. Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with client interests. A conflict may arise when a person takes actions or has interests that make it difficult to perform his or her duties with respect to the client objectively and effectively. Conflicts of interest may also arise when a person receives improper benefits, or members of his or her family receive improper personal benefits resulting from his or her position.
Covered Persons must avoid conduct or activities that may appear to be a conflict or impropriety. Any Covered Person that feels a need to disclose a potential conflict should first discuss the potential conflict with his/her supervisor and/or the Chief Compliance Officer.
Conflicts Among Client Interests
Supervised Persons should not favor the interests of one client over another client. Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty.
Competing with Client Trades
Supervised Persons are prohibited from competing with client securities transactions by profiting personally, directly or indirectly, from personal securities trades by using knowledge about pending or potential securities transactions for clients.
Disclosure of Personal Interest
Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. For purposes of this paragraph, material beneficial ownership is an investment in an amount that could potentially alter judgment regarding the security and, at a minimum, is defined as the Covered Person having beneficial ownership of 1% or more of any class of common equity securities of the subject company. If the beneficial ownership is concluded to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer. Research analysts with a material personal interest are precluded from covering the issuer. If the Supervised Person has any doubts as to whether a particular investment could potentially impair judgment, the Supervised Person should contact the Chief Compliance Officer to discuss details of the holding or activity. The Chief Compliance Officer will consult with the appropriate portfolio manager as necessary or legal counsel in rendering a decision and notify appropriate parties of the material personal interests identified.
Vendors and Suppliers
Supervised Persons must disclose personal investments or other interests in vendors or suppliers with respect to which the Supervised Person negotiates or makes decisions regarding the selection of that vendor or supplier for services provided to clients. The Supervised Person must disclose this interest to the Chief Compliance Officer. If the Chief Compliance Officer determines the beneficial ownership presents a material conflict, the Supervised Person may not participate in any decision-making process regarding procurement of the services of that vendor or supplier for clients.
Transactions with Clients
Supervised Persons are prohibited from knowingly purchasing from or selling to a client any security or other property, except securities issued by the client.
III. INSIDER TRADING
Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (also called “inside information”) about the company or entity. Any Supervised Person who purchases or sells securities while in possession of material inside information or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code of Ethics and may violate United States securities laws. Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information. Any Supervised Person who becomes aware of material nonpublic information should not, without first discussing the information with the Chief Compliance Officer:

✓	Trade in the securities of such company for a personal or client’s account;
✓	Recommend transactions in the security; or
✓	Disclose (tip) the information to others.
Appendix B – Scout and the Scout Funds Insider Trading Policies and Procedures (Insider Trading Policy) is included for detailed policies and procedures governing insider trading. The Insider Trading Policy is incorporated as part of this Code of Ethics and for purposes of applying this Code’s provisions.
IV. GIFTS AND ENTERTAINMENT
Giving or Receiving Gifts or Entertainment
Supervised Persons should exercise good judgment in providing or accepting anything of value. Supervised Persons shall not offer, provide or solicit for themselves, or any third party, anything of value from anyone in return for any business, service, or confidential or proprietary information. Furthermore, Supervised Persons are prohibited from providing or accepting anything of value from anyone as a condition of obtaining the business of Scout, the Scout Funds or any of their subsidiary or affiliated companies, either before or after the transaction is discussed or consummated. Gifts or entertainment should never be provided or accepted in circumstances in which it appears to others that business judgment has been compromised. This does not prohibit associates and officers from providing or accepting something of nominal value from a customer or supplier doing or seeking to do business with Scout or the Scout Funds without the risk of corruption or breach of trust. Cash and checks, however, should not be accepted regardless of amount. The following examples help explain what is permissible under the policy:
•	The provision or acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where the circumstances make it clear that those relationships are the motivating factor;
•	The provision or acceptance of meals, refreshments, entertainment or transportation to local events, all of reasonable value and in the course of business at which the giver is present. (Acceptance of accommodations or non-local travel arrangements should not be accepted). Examples include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.
•	The acceptance of advertising or promotional material of reasonable value such as pens, pencils, notepads, key chains, calendars and similar items;
•	The acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or
•	The provision or acceptance of gifts of reasonable value (a real or perceived value of $100 or less) where the gift is neither so frequent nor so extensive as to raise any question of propriety. Examples of gifts also include but are not limited to the following:
o	The acceptance of entertainment where the giver is not present;
o	The acceptance of gifts that are related to commonly recognized events or occasions, such as a promotion, retirement, holiday or religious celebration.
Investment Related Gifts or Entertainment
Gifts or entertainment should not be accepted from entities that receive anything of value from the investment of client’s assets. This includes broker-dealers that execute client transactions, companies selected as an investment for client assets and any vendor or research provider that is compensated either directly or indirectly for soft dollar services. This prohibition will not apply to gifts or entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $10 in value.) The Chief Compliance Officer may approve gifts or entertainment over $10 under specific circumstances (e.g., broker-dealer provides lunch for multiple employees during a meeting), provided the gifts or entertainment are reported as described below.

Reporting Gifts or Entertainment
Supervised Persons are required to report gifts or entertainment that are given in the course of soliciting clients and any investment related gifts or entertainment received as described above. Each Supervised Persons will be required to certify every quarter that he or she has reported all gifts or entertainment given and/or received in accordance with this Code of Ethics. Supervised Persons who are registered representatives of UMB Distribution Services will be required to maintain and report gifts and/or entertainment provided in accordance with policies and procedures adopted by UMB Distribution Services.
Donations
Donations from SI, Reams or Scout Distributors at the request of existing or potential clients are permissible, but cannot exceed $2,000 per year per recipient. Any donation over $250 must be approved by the CEO of SI.
V. OTHER PROVISIONS
Initial Public Offerings
All Supervised Persons shall not purchase any equity securities in an initial public offering.1
Market Timing
Supervised Persons are prohibited from engaging in any trading activities potentially injurious to the Scout Funds or within any other mutual funds advised by SI as such activity is defined by the funds. This includes patterns of frequent trading or market timing when discouraged or prohibited by SI’s fund clients.
Service as a Director
Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the CEO of SI.
Disclosure of Holdings or Transaction Information
Supervised Persons are prohibited from disclosing holdings or transaction information of the Scout Funds, fiduciary accounts or advisory clients other than to the client or others legally entitled to the information. Disclosures related to the holdings or transactions in the Scout Funds are subject to the fund’s policy on Disclosure of Portfolio Holdings expressed in the Scout Funds’ Compliance Manual. Any questions regarding the disclosure of holdings or transaction information should be posed to the Chief Compliance Officer.

[1] “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Disclosure of Approved Securities Lists
Supervised Persons are not to disclose Approved Securities2 lists or any information regarding what securities are on the list, or changes to the list, unless to support an operational need and if approval is received from the Chief Compliance Officer. It is required of Supervised Persons to properly safeguard Approved Securities lists and ensure that unauthorized access is not attained. Access to approved securities lists will be limited to persons with a need to know.
Participation in Investment Clubs
Access Persons (as defined in the Personal Trading Annex below) are prohibited from participating in or contributing to Investment Clubs without notifying the Chief Compliance Officer. The Chief Compliance Officer may prohibit your participation in or contribution to an Investment Club. Transactions in Covered Securities are subject to the same preclearance, blackout, and reporting requirements as the Access Persons’ other accounts.
Disciplinary Disclosures
All Supervised Persons are required to certify annually that they are not subject to any of the disciplinary events listed in Item 11 in the current Form ADV, Part 1 or disclose matters for which need to be reflected in the Form ADV.
CFA Institute Asset Manager Code of Professional Conduct.
The Code of Ethics, as well as other compliance policies and procedures, have been adopted by SI to meet the required elements of the CFA Institute Asset Manager Code of Professional Conduct. SI will make the following statement whenever SI claims compliance with the Asset Manager Code of Professional Conduct:
“Scout Investments, Inc. claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by CFA Institute.”
VI. CERTIFICATION
Each newly hired Supervised Person will be provided a copy of the Code of Ethics and must certify in writing initially and annually thereafter that they have received a copy of the Code of Ethics, read and understand all provisions of the Code of Ethics, and agree to comply with the applicable terms of the Code of Ethics. Scout will provide its Supervised Persons with any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments.

[2] Reference to Approved Securities Lists refers to the list of securities approved for investment in UMB Bank discretionary or advisory accounts. The reference includes securities which have been approved by the Trust Policy Committee, or are in the process of being recommended for inclusion upon the Approved Securities List.

Scout Code of Ethics-Personal Trading Annex
Scout Funds
Scout Investments
Reams Asset Management Division
Scout Distributors
July 2011
This Scout Code of Ethics-Personal Trading Annex (“Policy”) is meant to supplement the Fiduciary Services Code of Ethics. Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”), Scout Distributors (“SDL”) (together referred to as “Scout”) and the Scout Funds have adopted this Policy with the objective of supplementing the Fiduciary Services Code Ethics and addressing potential conflicts of interest with regard to employee trading consistent with Scout and the Scout Funds’ fiduciary standard of ethics as well as applicable law and regulation. Together, the Fiduciary Services Code of Ethics and Scout Code of Ethics-Personal Trading Annex are hereby referred to as the Code of Ethics and are intended to constitute Scout and the Scout Funds’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Scout’s written code of ethics required Rule 204A-1 under the Investment Advisers Act of 1940.
Scope of Policy
This Policy applies to all Supervised Persons. A Supervised Persons means any Scout partner, officer, director (or other person occupying a similar status or performing functions similar to any of those persons), or employee, or any other persons who provide advice on behalf of Scout and who are subject to Scout’s supervision and control.
In addition, certain Supervised Persons have additional responsibilities relating to their personal security trading. These employees are referred to as Access Persons. An Access Person includes any: (i) Supervised Person that has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Scout Fund (or other Reportable Fund); (ii) Supervised Person that is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or (iii) officer, director or partner of Scout or the Scout Funds.
All Access Persons (except for Independent Trustees as described below) are further classified into one of the five following categories at the discretion of Scout’s Chief Compliance Officer using the following general definitions:
Board Access Person means any Access Person that is a Scout director and in connection with his or her regular duties: (i) is not involved in making securities recommendations to Clients; and (ii) does not normally have access to nonpublic information regarding Clients’ purchase or sale of securities or nonpublic information regarding Client portfolio holdings.

Scout Investment Access Person means any Scout Access Person that in connection his or her regular duties: (i) makes or participates in making recommendations or placing orders for the purchase or sale of securities for any Client; or (ii) is a member of the SI Investment Committee.
Reams Investment Access Person means any associate of Reams that is an Access Person and a portfolio manager.
Reams General Access Person means any associate of Reams that is an Access Person and that is not a portfolio manager.
Scout General Access Person means any other Access Person not mentioned above.
Access Persons of the Scout Funds
All of the Scout Funds’ directors, officers and general partners are considered, for purposes of the Code of Ethics, Access Persons. However, Independent Trustees are not subject to the sections relating to Limits on Trading, Reporting Requirements for Scout Access Persons or Review of Scout Access Person Reports unless the Independent Trustee knows, or in the ordinary course of fulfilling his or her official duty as an Independent Trustee should have known, that during the 15 day period immediately before or after an Independent Trustees’ transaction in a Covered Security the Scout Funds purchased or sold the Covered Security, or that the Scout Funds or SI considered purchasing or selling the Covered Security. In such case, the Independent Trustee will be responsible for submitting a Quarterly Transaction Report as described below.
Limits on Trading
All Access Persons are subject to certain pre-clearance requirements and/or designated restrictions relating to transactions in Covered Securities (as defined under the Section “Definitions”.) Except for those transactions listed below, all Access Persons must obtain pre-clearance for all purchase or sales in Covered Securities. Scout may authorize or deny any pre-clearance request based upon the obligations contained in this Policy and the overall Code of Ethics.
Pre-clearance requests must be submitted via an electronic system (Compliance 11 database) or, in limited circumstances (e.g. Limited Offerings or in the event of a system malfunction) through a form as directed by the Chief Compliance Officer. If the request is approved, the authorization is valid for up to forty-eight (48) hours or in the case of a Limited Offering as directed by SI’s Chief Compliance Officer. Any personal trade subject to these pre-clearance requirements that is placed as a “limit order” must also be placed as a “day order.” The following purchases or sales in Covered Securities are exempt from the above pre-clearance requirements:

✓	Purchases or sales by a Board Access Person that does not involve a Limited Offering;
✓	Purchases or sales in an account which an Access Person has no direct or indirect influence or control;
✓	Purchase or sales of securities which are non-voluntary on the part of the Access Person, including mergers, recapitalizations or similar transactions;
✓	Purchases or sales pursuant to an Automatic Investment Plan;
✓	Purchases that are part of an issuer’s automatic dividend reinvestment plan;
✓	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights are so acquired;
✓	Purchases or sales in exchange traded funds; or
✓	Purchases or sales in open-end investment company shares (including purchases or sales of the Scout Funds).

Access Persons desiring to invest in a Limited Offering must consult with and receive written prior authorization from SI’s Chief Compliance Officer. The Chief Compliance Officer will consider certain factors, including without limitation, applicable federal securities laws, the likelihood of a Client buying the Limited Offering, whether the Limited Offering is appropriate for a Client or any circumstances surrounding the Access Person’s opportunity to acquire the Limited Offering.
Restricted Trades
Scout prohibits the following purchases or sales of a Covered Security in which a Scout General Access Person or Scout Investment Access Person has Beneficial Ownership:
•	The sale of a Covered Security on the Restricted List within thirty (30) days of purchase at a price greater than any purchase within the thirty (30) day period, provided the Scout General Access Person or Scout Investment Access Person may still sell the Security and disgorge any difference in the sale and purchase price.
In addition, Scout prohibits the following purchases or sales of a Covered Security in which a Scout Investment Access Person has Beneficial Ownership:
•	The purchase or sale of a Covered Security on the Restricted List, unless: (i) the issuer of the Security has a market capitalization greater than $2.5 billion; and (ii) the proposed transaction involves less than $50,000 of the issuer’s Securities. Trades on sequential business days are aggregated in calculating the $50,000 limit.
A Covered Security will be placed on the Restricted List if the Covered Security is held in an SI Client discretionary account, provided that the Restricted List will not include shares of an Investment Company.
Scout also prohibits the following purchases or sales of a Covered Security in which a Reams General Access Person or a Reams Investment Access Person has beneficial ownership:
•	The purchase or sale of a Covered Security on the same day in which the General Reams Access Person knows that a Client Account has a pending “buy” or “sell” order in that same Covered Security.
•	The sale of a Covered Security of a type permitted to be held by a Fixed Income Client (“Reams Permitted Client Security”) within sixty (60) days of purchase at a price greater than any purchase within the sixty (60) day period, provided the Reams General Access Person or Reams Investment Access Person may still sell the Security and disgorge any difference in the sale and purchase price.

In addition, Scout prohibits following purchases or sales of a Covered Security in which a Reams Investment Access Person has beneficial ownership:
•	The purchase or sale of a Covered Security that is a Reams Permitted Client Security if the Reams Investment Access Person is aware that a Client account has either executed a trade within seven (7) days or intends to execute a trade within seven (7) days, unless the Reams Investment Access Person: (i) places the same transaction type as the Client’s transaction, (e.g., buy or sell); (ii) places the order after the execution of the Client’s transaction; and (iii) receives a price that is not better than the price received by the Client.
The Chief Compliance Officer may waive any of the above limitations for any Access Person provided the circumstances relating to the sale were not foreseen by the Access Person at the time of the purchase or the limitations on the transaction will otherwise cause great hardship to the Access Person. The Chief Compliance Officer must maintain a record of any exemptions made pursuant to this paragraph.
Prohibited Trades
All Supervised Persons are prohibited from trading based upon material non-public information, in accordance with Scout Policy on Insider Trading. All Supervised Persons are subject to blackout restrictions pertaining to transactions in a Covered Security that he or she has Beneficial Ownership. A Blackout List will be maintained by a designated Compliance Officer and a Covered Security will be placed on the Blackout List if the Compliance Officer, in consultation with the Chief Compliance Officer and/or other appropriate personnel, determine that a Supervised Person has Material Non-Public Information (as defined in Scout’s Policy on Insider Trading.) Access Persons are prohibited from purchasing or selling a Covered Security on the Blackout List.
Reporting Requirements for Access Persons
Access Persons
Except as described below, all Access Persons are required to:
•	File a Brokerage Accounts Report no later than 10 days after being designated as an Access Person.
•	File an Initial Holdings Report no later than 10 days after being designated as an Access Person.
•	File an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.
•	File a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.
•	Notify each firm that maintains a brokerage account for them, or a Family Member, of their association with Scout and the requirement to receive duplicate copies of confirmations and periodic statements.

Brokerage Accounts Report
Every Access Person must submit a Brokerage Accounts Report no later than 10 days after the individual is designated as an Access Person. Each Access Person must disclose in this record each brokerage account in which they have any Beneficial Ownership (including the broker firm’s name and the account number.) The statement also must include the brokerage account(s) for any Family Member of the Access Person. It is the responsibility of each Access Person to notify each firm through which they or a Family Member maintains an account of their affiliation with Scout. This record must be updated if new outside brokerage accounts are opened or closed at any time after the initial record is submitted and confirmed.
Upon submission of this statement a designated Compliance Officer will send a request to receive duplicate confirmation and periodic statements. It is the Access Person’s responsibility to ensure that the Compliance Department’s request is honored.
Initial Holdings Report
Every Access Person must submit an Initial Holdings Report no later 10 days after the individual is designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. The Initial Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:
•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person;
•	The date the report is submitted by the Scout Access Person.
Quarterly Transaction Reports
Every Access Person must submit a Quarterly Transaction Report, no later than 30 days after the end of each calendar quarter with the following information for transactions in any Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:
•	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount;
•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition;
•	The price at which the transaction was effected;
•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Scout Access Person or Family Member and the account number assigned to it; and
•	The date the report is submitted.

The Access Person will not have to submit a Quarterly Transaction Report if duplicate trade confirmations or accounts statements are received by Scout within 30 days after the end of the applicable calendar quarter and contain the necessary information listed above. The Access Person will be responsible for confirming that the duplicate confirmations or account statements meets these requirements within 30 days after the end of the applicable calendar quarter.
Annual Holdings Report
Every Access Person must submit an Annual Holdings Report by January 30th of each year. Information contained in the report must be current as of a date not more than 45 days prior to the date the Access Person submits the report.
The Initial Holdings Report and Annual Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:
•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person; and
•	The date the report is submitted by the Access Person.
Reporting Exemptions
Access Persons are not required to report:
•	Accounts or Securities held in accounts over which the Access Person has no direct influence or control (e.g., third-party fully discretionary managed account) ; and
•	Transactions effected pursuant to an Automatic Investment Plan.
Review of Access Person Reports
A designated Compliance Officer within the Fiduciary Services Compliance Group will assess Access Person trading activities and compare these activities to trading activity with certain accounts managed by SI, Reams, UMB Bank, n.a. or other affiliates of Scout as appropriate. Any violations of the Code of Ethics shall be reported promptly to the Scout Chief Compliance Officer. Factors that will be considered in assessing whether personal trading activity include one or more of the following, but not necessarily be limited to:
•	The nature of the Access Person’s role relative to Client accounts;
•	The Access Person’s access to nonpublic information regarding Client holdings;
•	The timing of the Access Person’s receipt of information that contributes to that person being an Access Person (e.g., knowledge of trade activity before or shortly after trade placed by a Client account reflects different risk profile than receipt of a recommended list once a quarter);

•	Impact of SI, UMB Bank, n.a. or other affiliates of Scout trading volume in a particular security in comparison to market trading volume;
•	Proximity of the Access Person trade in relation to a Client trade and whether the trade took place before or after the trade within the Client account;
•	Potential that an Access Person’s trading activity represents conduct prohibited by a Reportable Fund;
•	Patterns of trading activity within the Access Person’s account, and within a Client account if the Access Person has a vital role supporting the investment decisions in the Client’s account.
Certifications
Each Supervised Person will be provided a copy of the Code of Ethics and must certify in writing no later than 30 days after receipt that they have received the Code Ethics, read and understand the Code of Ethics and agree to comply with the applicable terms of the Code of Ethics. Scout will provide any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons to review the Code of Ethics and will require all Supervised Persons to annually certify that they have read, understood and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics and have not engaged in any prohibited conduct.
Reporting Violations
All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.
Reporting to SI Board of Directors and Scout Funds Board of Trustees
At least annually, the Chief Compliance Officer of the Scout Funds and the Chief Compliance Officer of SI shall provide to the Scout Funds’ board of trustees, and the Scout Funds board of trustees must consider, a written report that: (i) describe any issues arising under the Code of Ethics or procedures since the last report to the board of trustees, including but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violation; (ii) identify any recommended change to existing restrictions or procedures based upon the experience under the Code of Ethics, evolving industry practices and developments in applicable laws and regulations; and (iii) certifies that SI and the Scout Funds (as applicable) have adopted policies and procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Amendments to the Code of Ethics
The board of directors of SI and the board of trustees of the Scout Funds, including a majority of Independent Trustees of the Scout Funds, must approve any material amendment to the Code of Ethics no later than six months following the amendment.
Sanctions
Upon discovering a violation of this Policy, Scout and or UMB Financial Corporation may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment. For more information, please see the attached Exhibit A.
Records
Scout and the Scout Funds will be responsible for maintaining the following records:
1.	A copy of the Code of Ethics;
2.	A record of each Access Person;
3.	A record of any violation of the Code of Ethics and of any actions taken as a result of the violation;
4.	A copy of each written acknowledgement as described in the Section entitled “Certifications”;
5.	A copy of each report made by an Access Person as required under the Code of Ethics, including any information provided in lieu of reports in the form of duplicate trade confirmations or account statements;
6.	A record of any decisions, and the reasons supporting the decision, to approve the acquisition of securities in a Limited Offering by an Access Person; and
7.	A copy of each written report made to the Scout Funds board of trustees as described in the Section entitled “Reporting to SI Board of Directors and Scout Funds.”
A complete description of Scout and the Scout Funds’ recordkeeping responsibility under this Code of Ethics is contained in the Books and Records Policy.
Definitions
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.
“Client” means an investment client of SI.
“Control” or “Controlled” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by money-market funds; (iv) shares issued by open-end registered investment companies other than a Scout Fund or other Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Scout Funds or other Reportable Funds.
“Family Member” means any individual who is a member of a Supervised Person’s immediate family who lives in the Supervised Person’s household.
“Fixed Income Client” means any Client of SI that is managed by a portfolio manager within the Reams Asset Management division.
“Independent Trustee” means a Scout Fund trustee who is not an “interested person” of the Scout Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
“Investment Company” means a company registered as such under the Investment Company Act of 1940, including but not limited to, open-end mutual funds, close-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.
“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.
“Purchase or sale of a Covered Security” means the purchase or sale of a Covered Security, including the writing of an option to purchase or sell a Covered Security, in which the Access Person has Beneficial Ownership.
“Reportable Fund” means any Investment Company for which SI acts as investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 or any Investment Company whose investment adviser or principal underwriter Controls Scout, is Controlled by Scout or is under common Control with Scout.
“Security” or “Securities” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act of 1940.

APPENDIX A – SCHEDULE OF POTENTIAL PENALTIES

First Violation	First Penalty
Reports not returned in timely manner	Report to Senior Management. Financial penalty of $25 per quarter

Accepting gifts that violate Provisions of the Code	Surrender difference between value of gift and $100

Failure to advise Compliance of broker, dealer or bank security accounts	Financial penalty of $25 per quarter

Failure to pre-clear trade prior to execution	Financial penalty of $50 per quarter

Blackout Restriction Violation	Financial penalty of $100 and disgorgement of profit made

For each additional violation occurring during a rolling 12-month period, the financial penalties mentioned above will increase by One-Hundred Percent (100%) for each occurrence.
For example, on a Failure to Preclear Violation:

1st Quarter with violation(s)	$50
2nd Quarter with violation(s)	$100
3rd Quarter with violation(s)	$200
Violations of the Code of Ethics (including but not limited to those listed above) may also include, but are not limited to, termination of employment, suspension, imposition of a fine, and/or disgorgement of profit. The SI or UMB Financial Corporation Chief Compliance Officer may determine that no action be taken as a result of a violation or issue warning letters depending upon circumstances of each violation.

Scout Funds
Scout Investments, Inc.
Scout Distributors, LLC
Insider Trading Policies and Procedures
SECTION I. POLICY STATEMENT ON INSIDER TRADING
A.	Definition of Insider Trading
          The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information. The laws concerning insider trading generally prohibit:
•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•	The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.
B.	Policy Statement on Insider Trading
          Scout Investments, Inc., including its Reams Asset Management division (“Reams”), Scout Distributors LLC (“SDL”) (together referred to as “Scout”) and the Scout Funds (the “Funds”) forbid any director, officer, trustee or employee from trading, either personally or on behalf of others, including any mutual fund or other client account, on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. Scout and the Fund’s policy applies to every director, officer, trustee, and employee and extends to activities within and outside their duties at Scout and the Fund. Every director, officer, trustee, and employee must read and retain this policy statement. Any questions regarding Scout’s or the Fund’s policy and procedures should be referred to the Scout Chief Compliance Officer (the “CCO”).
C.	Information Regarding the Adviser’s Investment and Trading Strategies
          In addition to material, nonpublic information regarding securities held in the portfolio of the Fund or other of Scout’s client accounts, directors, officers and employees of the Scout are also prohibited from disclosing certain information concerning Scout’s investment and trading strategies. Because the disclosure of information such as internal research generated by Scout’s personnel, potential trades or trading strategies could result in the Scout’s clients incurring increased trading costs, among other reasons, directors, officers, and employees of Scout are prohibited from disclosing any such information that is not contained in documents filed with the SEC or is otherwise publicly available. Additional examples of information subject to this section include historical transaction information (not publicly disseminated), approved securities lists, minutes of committees or meetings wherein trading strategies are discussed or approved, and oral comments regarding the same. Internal dissemination of such information should support an operational need or only be disseminated on a need to know basis. Questions regarding the types of information that directors, officers and employees are or are not permitted to disclose should be referred to the CCO.
D.	Common Questions and Answers
          Who is an insider? The concept of “insider” is broad. It includes the directors, officers, trustees, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, has access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.
          What is Material Information? Trading on inside information is not a basis for liability unless the information is “material,” which is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities if generally disclosed. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major new discoveries or advances, major litigation, liquidity problems, extraordinary management developments, and analysts’ reports on company’s prospects.
          What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC, or appearing on the internet, or in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.
          Not Certain if you have “Inside” Information? If you have any doubts about whether you are in possession of material, nonpublic information, consult with the CCO.
E.	Penalties for Insider Trading
          Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties, civil injunctions, disgorgement of profits, substantial fines, temporary or permanent suspension from the industry, jail sentences and serious disciplinary measures imposed by the Adviser, including dismissal.

Regulatory actions that may ensue include:
✓ For individuals who trade on inside information (or tip others):
a.	Civil penalty of up to three times the profit gained or loss avoided;
b.	Criminal fine of up to $1 million (no matter how small the profit); and
c.	Jail term of up to 10 years.
✓ For a company (as well as any supervisory person) that fails to take appropriate steps to prevent illegal trading:
a.	Civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
b.	Criminal penalty of up to $2.5 million.
F.	Serving as an Officer, Director or Trustee of a Public Company
          Because officers, directors or trustees of a publicly traded company have special information about that company, Scout requires the CEO’s written approval before any of its directors, officers or employees agree to serve as an officer or director of a publicly traded company. Scout Fund directors are required to promptly notify the Scout Fund CCO of any other directorships. The Scout Fund CCO will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issues depending upon the requirements of each individual situation.
SECTION II. PROCEDURES TO IMPLEMENT THE ADVISER’S AND THE FUND’S INSIDER TRADING POLICY
A.	Procedures
          The following procedures have been established to aid the directors, officers, trustees and employees of Scout and the Fund in avoiding insider trading, and to aid Scout and the Funds in preventing, detecting and imposing sanctions against insider trading. Every director, officer, trustee and employee of Scout and of the Fund must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO.
          1.     Identifying Inside Information
          Before trading for yourself or others, including client accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:
(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?
          If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.
(i)	Report the matter immediately to the CCO.

(ii)	Do not purchase or sell the securities on behalf of yourself or others, including mutual funds or other client accounts.

(iii)	Do not communicate the information inside or outside Scout, other than to the CCO.

(iv)	After the CCO has reviewed the issue or consulted with counsel (as appropriate), you will be instructed as to whether the prohibitions against trading and communication continue to apply, or you will be allowed to trade and communicate the information.
2.	Restricting Access to Material, Nonpublic Information
Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Scout, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sealed; access to computer files containing material, nonpublic information should be restricted.
3.	Resolving Issues Concerning Insider Trading
          If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material and/or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.
SECTION III. SUPERVISION
          The role of the CCO is critical to the implementation and maintenance of these Insider Trading Policies and Procedures. These supervisory procedures can be divided into three classifications, (1) the prevention of insider trading; (2) the detection of insider trading; and (3) corrective action in situations where insider trading has occurred.
1.	Prevention of Insider Trading
          To prevent insider trading the CCO should:

(a)	answer promptly any questions regarding these Insider Trading Policies and Procedures;

(b)	resolve issues of whether information received by a director, officer, trustee or employee is material and/or nonpublic;

(c)	review and ensure that directors, officers, trustees and employees review, at least annually, and update as necessary, these Insider Trading Policies and Procedures; and

(d)	when it has been determined that a director, officer, trustee or employee has material, nonpublic information:
(i)	implement measures to prevent dissemination of such information; and

(ii)	if necessary, restrict directors, officers, trustees and employees from trading the securities at issue.
2.	Detection of Insider Trading
          To detect insider trading, the CCO, or their designee, should review the trading activity reports filed by each director, officer, trustee and employee subject to reporting requirements in the Code of Ethics to ensure that no trading took place in securities in which the employee has material, nonpublic information.
3.	Special Reports to Management
          Promptly, upon learning of a potential violation of these Insider Trading Policies and Procedures, the CCO must prepare a written report to the management of Scout and the Board of Directors/Trustees providing details and recommendations for further action.
4.	Annual Reports
          On an annual basis, the CCO will prepare a written report to the management of Scout and to the Fund Board of Trustees, setting forth the following:
(a)	a summary of the existing procedures to prevent, detect and correct occurrences of insider trading by persons associated with the Adviser or the Fund;
(b)	details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and
(c)	an evaluation of the current procedures and any recommendations for improvement.